Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Severstal Columbus, LLC:

We consent to the incorporation by reference in the registration statements of Steel Dynamics, Inc.  (Forms S-8 Nos. 333-19541, 333-27549, 333-55888, 333-133493, and 333-147271; Forms S-3 Nos. 333-82210, 333-90594, and 333-103672 and Forms S-4, Nos. 333-99855, 333-115252, 333-131100, 333-147650, 333-191627, and 333-189087) of our audit report dated April 11, 2014, with respect to the balance sheets of Severstal Columbus, LLC as of December 31, 2013 and 2012, and the related statements of operations, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K of Steel Dynamics, Inc. dated November 6, 2014.

Jackson, Mississippi
November 6, 2014